Exhibit 99.1
OpenText Announces Voting Results for Election of Directors
Waterloo, ON -- September 12, 2024 -- Open Text Corporation (NASDAQ: OTEX, TSX: OTEX) confirmed today that the nominees listed below were re-elected by shareholders at its annual meeting of shareholders (the "Meeting") held virtually today. The detailed results of the vote for the election of directors at the Meeting are set out below. Shareholders holding 221,529,725 common shares of the Company representing 82.60% of the outstanding common shares were present or represented by proxy at the Meeting.

On a vote by ballot, the following nominees were elected as a director of OpenText to serve until the next annual meeting of shareholders of OpenText or until their successors are duly elected or appointed:

	Votes For		Votes Against
P. Thomas Jenkins	206,137,984	94.24%	12,605,255	5.76%
Mark J. Barrenechea	211,660,325	96.76%	7,082,913	3.24%
Randy Fowlie	203,860,433	93.20%	14,882,806	6.80%
David Fraser	186,932,481	85.46%	31,810,756	14.54%
Robert Hau	218,061,192	99.69%	682,046	0.31%
Goldy Hyder	209,812,162	95.92%	8,931,077	4.08%
Annette Rippert	209,849,059	95.93%	8,894,180	4.07%
Stephen J. Sadler	208,584,252	95.36%	10,158,988	4.64%
Katharine B. Stevenson	212,679,811	97.23%	6,063,427	2.77%
Deborah Weinstein	200,491,634	91.66%	18,251,604	8.34%
Prior to the Meeting, Ann M. Powell informed the Company of her decision not to stand for election as a director at the Meeting. The Board thanks Ms. Powell for her years of valuable service.
The results of other matters considered at the Meeting are reported in the Report of Voting Results as filed on SEDAR+ (https://www.sedarplus.ca) and Open Text's Form 8-K filed on EDGAR (https://www.sec.gov), each of which will be filed on or about September 12, 2024.
About OpenText
OpenText™ is the leading Information Management software and services company in the world. We help organizations solve complex global problems with a comprehensive suite of Business Clouds, Business AI, and Business Technology. For more information about OpenText (NASDAQ/TSX: OTEX), please visit us at www.opentext.com.
For more information, please contact:
Harry E. Blount
Senior Vice President, Global Head of Investor Relations
Open Text Corporation
415-963-0825
investors@opentext.com

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